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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Persistence Software, Inc. and its subsidiaries (the "Company") on Form S-3/A of our report dated January 24, 2003 (March 20, 2003 as to the first paragraph of Note 11 and June 12, 2003 as to the second paragraph of Note 11) on the consolidated financial statements and our report dated January 24, 2003 on the consolidated financial statements schedule appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002 (filed with the Securities and Exchange Commission on August 12, 2003). We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP
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San Jose, California
January 14, 2004